Exhibit 99.1

news

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

March 18, 2008

LIPID SCIENCES’ HDL MIMETIC PEPTIDE DEMONSTRATES SIGNIFICANT

ANTI-ATHEROSCLEROSIS EFFECT IN A KEY ANIMAL MODEL

LSI-518P Modulates Progression of Atherosclerosis in an Apo E Knockout Mouse Model

PLEASANTON, Calif., March 18, 2008 – Lipid Sciences, Inc. (Nasdaq:LIPD) announced that its lead HDL Mimetic Peptide candidate, LSI-518P, demonstrated the ability to reduce the progression of atherosclerosis by 20% after 4 weeks of treatment (p=.106) and by 32% (p=.01) after 8 weeks of treatment when compared to a placebo group in a well-accepted, Apo E knockout mouse model for atherosclerosis.  This placebo-controlled study was conducted at MedStar Research Institute and the data analyzed at an independent laboratory.

Dr. H. Bryan Brewer, Chief Scientific Director of Lipid Sciences, noted, “This study confirms, in a well-accepted animal model, that LSI-518P is highly effective in reducing the build-up of atherosclerotic plaque in the arterial wall.  Earlier in vitro studies have demonstrated that LSI-518P reduces inflammation in a manner that is similar to naturally-occurring HDL.  Being able to mimic these two important properties of HDL-simultaneously reducing inflammation and plaque build-up is extremely powerful and makes LSI-518P an ideal HDL mimetic peptide with the potential to be an effective therapeutic agent for HDL therapy in patients with cardiovascular disease.”

The data from this study will be presented in more detail at an upcoming cardiology meeting and will be submitted to a peer reviewed journal for publication.

Because the initial design goals of the HDL Mimetic Peptide therapeutic program have now been met, we will move rapidly to validate other key cardio-protective characteristics of LSI-518P and begin conducting a comprehensive series of toxicology studies in the next phase of the LSI-518P development program supportive of an IND filing and initiation of Phase I trials.

Lipid Sciences’ President and Chief Executive Officer, Dr. S. Lewis Meyer, also commented on this successful study.  “Statistics show that over 16 million Americans suffer from Coronary Heart Disease and that every 15 seconds someone in the United States is having a heart attack.  In addition, there is still a greater than 20% chance that these individuals will have another coronary event within 18 months.  This population represents a growing unmet clinical need.  The results of this study, which demonstrates the ability of our synthetic HDL, LSI-518P, to significantly reduce the progression of atherosclerosis, is an important step toward our goal of developing an effective solution to this major healthcare challenge.”

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, Hepatitis B, and Hepatitis C.  In addition, Lipid Sciences believes that this Viral Immunotherapy platform also has applicability to a wide range of viruses impacting animal health—a diverse market with diseases affecting both food and companion animals.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  our inability to obtain adequate funds; our technologies not proving to be safe or effective; our inability to obtain regulatory approval of our technologies, which are only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; our reliance on key suppliers to provide the material necessary to conduct successful pre-clinical and clinical studies; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  To receive the Company’s press releases via email, please contact: info@lipidsciences.com.